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Letter to Clients
Regarding

Offer to Exchange

Floating Rate Senior Notes Due 2010
and
8 7/8% Senior Subordinated Notes Due 2011

of

SAMSONITE CORPORATION

  The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                        , 2004 unless the offer is extended (the "Expiration Date"). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

To Our Client:

        We are enclosing herewith a Prospectus, dated                        , 2004, of Samsonite Corporation (the "Company") and a related Letter of Transmittal (the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer"), to exchange 100% aggregate principal amount of new Floating Rate Senior Notes (the "New Floating Rate Senior Notes"), for up to a like aggregate principal amount of its outstanding Floating Rate Senior Notes (the "Outstanding Floating Rate Senior Notes"), and 100% aggregate principal amount of new 8 7/8% Senior Subordinated Notes (the "New 8 7/8% Senior Subordinated Notes," and together with the New Floating Rate Senior Notes, the "New Securities"), for up to a like aggregate principal amount of its outstanding 8 7/8% Senior Subordinated Notes (the "Outstanding 8 7/8% Senior Subordinated Notes", and together with the Outstanding Floating Rate Senior Notes, the "Outstanding Securities"), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. As set forth in the Prospectus, the terms of the New Securities are identical in all material respects to the Outstanding Securities, except that the New Securities have been registered under the Securities Exchange Act of 1933, as amended, and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate paid thereon.

        The enclosed material is being forwarded to you as the beneficial owner of Outstanding Securities held by us for your account or benefit but not registered in your name. An exchange of any Outstanding Securities may only be made by us as the registered Holder pursuant to your instructions. Therefore, the Company urges beneficial owners of Outstanding Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to exchange Outstanding Securities in the Exchange Offer. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your beneficial ownership of Outstanding Securities held by us for your account.

        We request instructions as to whether you wish to tender any or all of your Outstanding Securities held by us for your account or benefit pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may, on your behalf, make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Outstanding Securities and confirming that we may make the representations contained in the Letter of Transmittal.

        Your attention is directed to the following:

        (1)   The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless extended. Tenders of Outstanding Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        (2)   The Exchange offer is not conditioned upon any minimum principal amount of Outstanding Securities being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company.

        (3)   Outstanding Floating Rate Senior Notes may be tendered only in denominations of €5,000 and integral multiples of €1,000 thereof. Outstanding 8 7/8% Senior Subordinated Notes may be tendered only in denominations of $5,000 and integral multiples of $1,000 thereof.

        (4)   Holders of Outstanding Securities not tendered pursuant to the Exchange Offer will not have any further registration rights, except in certain limited circumstances requiring the filing of a Shelf Registration, as that term is defined in the Prospectus. Outstanding Securities not tendered pursuant to the Exchange Offer will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Outstanding Securities could be adversely affected.

        (5)   The Company has agreed to pay the expenses of the Exchange Offer.

        The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of Holders of Outstanding Securities, residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

        If you wish us to tender any or all of your Outstanding Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. Again, please note that the accompanying Letter of Transmittal is furnished to you ONLY for informational purposes, and may NOT be used by you to exchange Outstanding Securities held by us and registered in our name for your account or benefit.

Instruction to Registered Holder or Book-Entry Transfer Facility Participant
from Beneficial Owner

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Samsonite Corporation with respect to its Outstanding Securities.

        This will instruct you to tender the Outstanding Securities held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the Outstanding Securities held by you for my account as indicated below:

Circle One		Aggregate Principal Amount of Notes Tendered

Floating Rate Senior Notes Due 2010		$

or

8 7/8 Senior Subordinated Notes Due 2011

Dated:	, 2004

SIGN HERE

Signature(s)
Please print name(s) here
Address(es)
Area Code and Telephone Number
Tax Identification or Social Security No(s).

If this form is executed and delivered to you and no amount of any series of Outstanding Securities that are held by you for my (our) account or benefit is indicated in the space provided above, than all of such series of Outstanding Securities will be tendered for exchange.

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Instruction to Registered Holder or Book-Entry Transfer Facility Participant from Beneficial Owner